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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We have issued our reports dated March 12, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Stratasys, Inc., which are incorporated by reference in Amendment No. 2 to the Registration Statement on Form F-4 (SEC file number 333-182025) of Objet Ltd. ("Amendment No. 2"). We consent to the incorporation by reference in Amendment No. 2 of the aforementioned reports, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Minneapolis, Minnesota
August 1, 2012

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm